UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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LEAR CORPORATION

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May 1, 2015

To Our Shareholders:

Lear Corporation (“Lear”) will be holding its 2015 Annual Meeting of Stockholders on May 14, 2015 at 9:00 a.m. at Lear’s corporate headquarters at 21557 Telegraph Road, Southfield Michigan 48033. At this meeting, among other items, Lear’s stockholders will vote for the election of directors to Lear’s Board of Directors (the “Board”).

We are writing to provide our stockholders with supplemental information regarding the election of Mr. Conrad Mallett, Jr. as a director on Lear’s Board.

Mr. Mallett was unfortunately unable to attend 75% of the meetings of the Board and committees on which he served during 2014. Mr. Mallett was absent from two meetings in 2014 due to a family illness. Had he been able to attend such meetings, his attendance rate in 2014 would have exceeded 80%.

During his distinguished tenure on Lear’s Board, which commenced in 2002, Mr. Mallett has demonstrated a strong commitment to Lear and the Board. Since he joined the Board, Mr. Mallett’s overall attendance at Board and committee meetings has been approximately 95%. Clearly, Mr. Mallett’s inability to attend 75% of the Board and committee meetings in 2014 was an aberration from his otherwise excellent attendance record.

Mr. Mallett is a valued member of Lear’s Board. Mr. Mallett brings a unique and valuable perspective to the Board, including by virtue of his experience as having served as Chief Justice of the Michigan Supreme Court and through his current position as Chief Administrative Officer of the Detroit Medical Center. For the past five years, Mr. Mallett served as Chairman of the Compensation Committee of the Board. We believe Mr. Mallett is a highly qualified director committed to creating stockholder value and being an effective representative of our stockholders.

Lear’s Board recommends a vote “FOR” the election of each of the nine nominees for director. We urge you to vote “FOR” Mr. Mallett in light of the above.

Very truly yours,

Matthew J. Simoncini

President, Chief Executive Officer and Director